Exhibit 99.1

PRESS RELEASE

Total System Services, Inc. One TSYS Way Post Office Box 2567 Columbus GA 31902-2567	+1.706.649.2307 +1.706.649.5740 www.tsys.com
For immediate release:
Contacts:

Cyle Mims	Shawn Roberts	Kevin Langin
TSYS Media Relations	TSYS Investor Relations	Director of Public Relations
+1.706.644.3110	+1.706.644.6081	+1.402.602.3541
cylemims@tsys.com	shawnroberts@tsys.com	klangin@fnni.com
TSYS Acquires Remaining 49 Percent of First National Merchant
Solutions From First National Bank of Omaha
Columbus, Ga., Jan. 4, 2011 — TSYS (NYSE: TSS) announced today that it has acquired the remaining 49-percent interest in First National Merchant Solutions, LLC (FNMS), from First National Bank of Omaha (FNBO). The company will be rebranded as TSYS Merchant SolutionsSM. TSYS formed a joint venture with FNBO in April 2010, when it acquired a 51-percent controlling interest in the direct merchant acquirer and transaction processor.
     FNMS offers transaction processing, merchant support, credit underwriting, risk management and value-added services, as well as Visa®- and MasterCard®-branded prepaid cards for businesses of any size. Ranked as the 10th-largest merchant acquirer in the U.S. by dollar volume in 2009 by The Nilson Report*, FNMS has a 57-year history in the acquiring industry with more than 300,000 active merchant outlets* in its diverse portfolio.
     “We have been very pleased with the performance of the joint venture, and determined that total ownership is important to our diversification strategy,” said Philip W. Tomlinson, chairman of the board and chief executive officer of TSYS. “TSYS Merchant Solutions positions TSYS for further growth in the acquiring industry.”
     “We knew from the start of this relationship that TSYS was the right partner to take First National Merchant Solutions to the next level,” said Daniel O’Neill, president of FNBO. “At the same time, First National recognizes the strategic and capital benefits of completing the next phase of this venture. The timing is right for all parties involved.”
     TSYS acquired the remaining 49 percent of FNMS for approximately $169.6 million. The transaction closed Jan. 1, 2011. TSYS management will discuss the acquisition in their 4Q 2010 Earnings Conference Call on Jan. 25, 2011.

*	The Nilson Report, March 2010
—more—
2011

PRESS RELEASE
TSYS Acquires Remaining 49 Percent of First National Merchant Solutions From First National Bank of Omaha/p. 2
     About TSYS
     TSYS (NYSE: TSS) is reshaping a new era in digital commerce, connecting consumers, merchants, financial institutions, businesses and governments. Through unmatched customer service and industry insight, TSYS creates a better experience for buyers and sellers globally, supporting cross-border payments in more than 85 countries. Offering services in credit, debit, prepaid, mobile, chip, healthcare, installments, money transfer and more, TSYS makes it possible for those in the global marketplace to conduct safe and secure payment transactions with trust and convenience.
     TSYS’ global headquarters are located in Columbus, Georgia, with other local offices spread across the Americas, EMEA and Asia-Pacific. TSYS serves approximately 400 clients in 85 countries, including relationships with more than half of the Top 20 international banks. For more information, please visit us at www.tsys.com.
About First National Bank of Omaha
     First National Bank of Omaha is a subsidiary of First National of Nebraska. First National of Nebraska has grown into the largest privately owned banking company in the United States. First National and its affiliates have $17 billion in managed assets and nearly 5,000 employee associates. Primary banking offices are located in Nebraska, Colorado, Illinois, Iowa, Kansas, South Dakota and Texas.
     First National Merchant Solutions has been a subsidiary of FNBO and provides complete payment processing and first-rate services and customized solutions to businesses of all sizes across the nation. For more information, visit www.fnms.com.
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2011